Exhibit 99.1
Martin Midstream Partners L.P.
Q3 2009 Earnings Conference Call
November 5, 2009
8:00 a.m., Central Time
MANAGEMENT DISCUSSION SECTION
Operator: Good day, and welcome to the Martin Midstream Partners Third Quarter 2009 Investors Conference Call. This conference is being recorded. At this time, I would like to turn the conference over to Bob Bondurant, Chief Financial Officer. Please go ahead, sir.
Robert D. Bondurant, Executive Vice President and Chief Financial Officer
Thank you, Anthony. I apologize for my raspy voice. I’m fighting a bit of a head cold, but I’ll let everyone know who’s on the call today. We have Ruben Martin, Chief Executive Officer and Chairman of the Board; Wes Martin, Vice President of Business Development; and Joe McCreery, Vice President of Finance and Head of Investor Relations.
Before we get started with the financial and operational results for the third quarter, I need to make this disclaimer. Certain statements made during this conference call may be forward-looking statements relating to financial forecasts, future performance and our ability to make distributions to unit holders. The words anticipate, estimate, expect and similar expressions are intended to be among the statements that identify forward-looking statements made during the call. We report our financial results in accordance with generally accepted accounting principles and use certain non-GAAP financial measures within the meanings of the SEC Regulation G, such as distributable cash flow, or DCF, and earnings before interest, taxes, depreciation and amortization, or EBITDA. We can use these measures because we believe it provides users of our financial information with meaningful comparisons between current results and prior reported results, and it can be a meaningful measure of the Partnership’s cash available to pay distributions. Distributable cash flow should not be considered an alternative to cash flow from operating activities. Furthermore, distributable cash flow is not a measure of financial performance or liquidity under GAAP, and should not be considered in isolation as an indicator of our performance. We also included in our press release and Form 10-Q issued yesterday, a reconciliation of distributable cash flow to the most comparable GAAP financial measures. Both our earnings press release and our third quarter 10-Q are available at our website at www.martinmidstream.com.
Now with that out of the way, I would like discuss our third quarter performance. For the third quarter we had net income of $4.5 million, or $0.26 per limited partner unit. In the third quarter, because of certain commodity and interest rate hedges that did not qualify for hedge accounting, our net earnings were positively impacted by approximately $500,000, or $0.04 per limited partner unit. So disregarding this net non-cash impact to our financials, our earnings would have approximated $4 million, or $0.22 per limited partner unit.
As with other MLPs, we believe the most important measure of our performance is distributable cash flow. Our distributable cash flow for the third quarter was $12.4 million, a distribution coverage of 1.05 times, and for the first nine months of 2009 our distribution coverage was 1.04 times. Based upon our current $0.75 quarterly distribution and yesterday’s close price of $27.09, our LP units are currently yielding 11.1%.
Now I’d like to discuss our third quarter performance by segment, comparing that performance to the second quarter. In our Terminalling segment, our cash flow, which is defined as operating income plus depreciation and amortization, but excluding any again on sale of assets, was $5 million in the third quarter compared to $6 million in the second quarter. The decrease in cash flow was the result of a decline in revenue at our specialty terminals in the third quarter when compared to the second quarter. This revenue decrease was a result of reduced sulfuric acid revenue and reduced asphalt volumes that were throughput in the third quarter as compared to the second quarter.
Looking forward, we anticipate an increase in our sulfuric acid throughput revenue in the fourth quarter compared to the third quarter. However, asphalt throughput volume should be at a minimum levels as the fourth quarter is the slowest time of the year for asphalt demand.
At September 30, we have a receivable from our insurance carrier for $2.5 million for terminal property losses we have paid that were experienced during Hurricane Ike. We anticipate receiving this payment in the fourth quarter. Additionally, we will receive an increasing cash flow from the Dropdown of our general partner’s cross lube oil processing facility. This Dropdown should add approximately $10 to $12 million of annual EBITDA to the Terminalling segment. So looking forward to the fourth quarter, we estimate our Terminalling cash flow will exceed the third quarter cash flow by the amount of cash flow generated by the lube oil processing facility. Of course, the amount of the increase will be dependent on the actual close date, which should be sometime this month and Wes will elaborate further momentarily.
In our natural gas services segment, we had operating income of $1.7 million in the third quarter compared to 300,000 in the second quarter. In the third quarter, we had an approximate $200,000 non-cash commodity hedging mark-to-market gain compared to $1.9 million non-cash mark-to-market loss in the second quarter. So excluding non-cash mark-to-market adjustments we had operating income of $1.5 million in the third quarter compared to $2.2 million in the second quarter. Complementing our natural gas services is our cash flow from our unconsolidated entities which is primarily our 50% owned Waskom Gas Processing plant. For the third quarter, our cash flow generated from these unconsolidated entities was $3.1 million compared to $1.6 million in the second quarter.
So excluding the impact of non-cash mark-to-market adjustments, and including our distributions from unconsolidated entities and adding back depreciation and amortization, our natural gas services cash flow for the third quarter was $5.8 million compared to $4.9 million in the second quarter, an increase of $900,000.
During the third quarter, our Waskom plant was operating for the entire period and as a result our average processing volume was 255 million cubic feet per day compared to 227 million cubic feet per day in the second quarter. We processed reduced volumes in the second quarter as we took a portion of the Waskom plant down for 40 days in order to expand our processing capacity to 285 million cubic feet per day, and expand our fractionators to 14,500 barrels per day.
Waskom’s current processing contract mix is 45% percent of liquids, 36% fee based, 19% percent of proceeds and less than 1% keep-whole. We currently have 56% of remaining 2009 volumes hedged and 27% of 2010 volumes hedged. When factoring in our hedge volumes, a $1 change in natural gas pricing affects our cash flow $50,000 per month, and a $10 change in oil pricing changes our cash flow $50,000 per month.
Also, regarding our competitive position in the East Texas gas processing market, with the Waskom facility, we continue to operate the only gas plant in our market area that has full fractionation capability, giving us a competitive advantage to other gas plants in the area.
Looking forward to the fourth quarter, we anticipate our cash flow from this segment will slightly increase when compared to the third quarter as our wholesale propane marketing business should improve as a result of entering the winter heating season in the fourth quarter.
In our marine transportation segment, we had cash flow of $6.1 million in the third quarter, compared to $2.4 million in the second quarter. Our offshore cash flow increased approximately $3.2 million and our inland cash flow increased approximately $500,000 between the two quarters.
The increase in the offshore side of the business was a result of increased utilization of our two tows that have traditionally operated in the spot market. These two tows accounted for $2.2 million of the $3.2 million in offshore cash flow. The balance of the increase was the result of one of our offshore tows, which operates under a long-term contract coming out of the shipyard in the second quarter and being fully utilized in the third quarter.
We also had increased utilization of the inland fleet, which accounted for its increased cash flow. The increased inland utilization was a result of vessels coming out of the shipyard and being available for work in the third quarter. Generally, the marine transportation market has experienced downward pressure on rates since December 2008. We believe rates are at or near the bottom. However, we have been somewhat insulated from these rate changes as approximately 80% of our inland fleet is operating under term contracts.
We also have significant revenue diversity in our fleet. We have geographic diversity as we currently operate from Chicago to New Orleans, the Upper East Coast, the Intracoastal Waterway, and Florida, and Central and South America. We also are diverse from a business sector perspective as we operate inland vessels, offshore vessels, and harbor service vessels. Finally, we have diversity through the specialty products we haul, including molten sulfur, NGLs, finished lubricants, sweet coastal crude, and asphalts. We believe this very diversity positively differentiates us from other marine transportation companies.
In our sulfur services segment, our cash flow was $2.4 million in the third quarter, compared to $6 million in the second quarter. We experienced a $3.9 million decrease in cash flow on the fertilizer side of the business, slightly offset by a $300,000 increase on the pure sulfur side of the business. The decrease in cash flow relating to the fertilizer side of the business was anticipated as a result of the normal seasonal decrease in demand for our sulfur base fertilizer products in the third quarter. Our fertilizer volumes fell 31% and our margins fell 75% as a result of this seasonal demand decrease. Again this demand decline was anticipated and is normal for this business. We anticipate a stronger fourth quarter for our sulfur services business as we believe a sulfur price increase is coming, which should benefit us in our pre-held sulfur business.
Now I would like to discuss our liquidity and capital resources. At September 30, 2009, we had $300 million drawn against our 325 million credit facility. We also borrowed $6.3 million under a capital lease to finance two brand new double-skin inland barges which currently are hauling back-in gas-oils for a major integrated oil company. Our debt to total capitalization at the end of September was 58%, and our bank facilities rolling 12-months leverage ratio, defined as total debt-to-EBITDA, was 3.55 to 1. Currently we are borrowing at LIBOR plus 200.
Currently, regarding our total debt outstanding, we have fixed $235 million of our bank facility through interest rate hedges at an average interest of 4.2%. When added to the applicable margin of 200 basis points, our current hedge rate is 6.2%. The balance of our debt is borrowed under 1-month LIBOR plus 200 basis points, making its average rate approximately 2.25%. At September 30, 2009 the Partnership was in compliance with all covenants of its credit facilities.
Our maintenance capital expenditures for the third quarter were $1.8 million. And looking for the remainder of the year, we still anticipate total maintenance capital expenditures for 2009 to be $9 million.
Now I would like to turn the call over to Wes to discuss the Dropdown transaction of our general partner’s lube oil processing facility.
Wesley M. Skelton, Executive Vice President, Controller and Chief Administrative Officer
Thank you, Bob. As disclosed yesterday in our third quarter filing and press release, the Partnership announced that it has signed a definitive agreement to acquire certain specialty lubricants processing assets from Cross Oil Refining & Marketing Inc., a wholly owned subsidiary of MRMC, the owner of our general partner, for total consideration of $45 million. In consideration for the Dropdown of the Cross Assets, the Partnership will issue approximately 800,000 common units and approximately 900,000 delayed cash pay subordinated units to MRMC.
The common units will be entitled to receive distributions as declared beginning in February of 2010 while the subordinated units will have no distribution rights until the second anniversary of closing of the Dropdown. At the end of such second anniversary the subordinated units will convert to common units having the same distribution rights as existing common units. In connection with the Dropdown, our general partner, Martin Midstream GP LLC will make a capital contribution to MMLP of approximately $900,000 in order to maintain its 2% general partner interest.

The Cross Assets consist primarily of a 7500 barrel per day naphthenic lubricant refinery located in Smackover, Arkansas with over 475,000 barrels of related crude oil, intermediate and finished product storage capacity. The Cross refinery produces approximately 65% naphthenic lubricants, 20% distillates and 15% asphalt and other intermediate products. Naphthenic lubricants are specialty lubricants typically used in niche applications that require high quality customized lubricants. Compared to paraffinic base lubricants, naphthenic lubricants generally have lower port points, higher solvency properties and less wax content which make these lube oils ideally suited and technically superior for using specialty markets such as rubber oils, transformer oils, ink oils and in some greases.
In addition, naphthenic lubricants can also be used as base oils for more general, industrial, automotive and agricultural purposes. The North American naphthenic lube market is a significantly smaller, more niche based market compared to the paraffinic lube market. Total North American naphthenic lube capacity is estimated at approximately 40 to 50,000 barrels per day while paraffinic lube capacity is estimated to be greater than 220,000 barrels per day.
Given that Cross produces up to approximately 5,000 barrels per day of naphthenic lubricants these Cross Assets represent 10 to 12% of the total estimated North American naphthenic production capability.
Under the terms of the transaction, MRMC will continue to own all other Cross assets and working capital associated with the retained Cross business, including all crude oil, raw material, in-process and finished product inventories. In connection with the closing of the Dropdown, MRMC and MMLP have agreed to enter into a long-term, 12 year fee-for-services-based Tolling Agreement, whereby MRMC agrees to pay the Partnership for the processing of its crude oil into finished products.
Under the Tolling Agreement, MRMC has agreed to a minimum throughput of 6,500 barrels per day at a price of $4 per barrel. Any additional barrels above 6,500 barrels per day will be refined at a price of $4.28 per barrel. In addition, MRMC has agreed to pay a monthly capacity reservation fee, as well as a periodic fuel surcharge fee based on certain parameters as specified in the Tolling Agreement. MRMC will continue to market and distribute all finished products under the Cross brand name. In addition, MRMC will continue to own and operate the Cross packaging business. Upon closing of the Dropdown, the Cross Assets will be included in the specialty terminals portion of our Terminalling & Storage segment. As such, we believe that this Dropdown positions our Terminalling & Storage segment to be the largest and most stable cash flow contributor of the Partnership on a going forward basis.
Based on the current operating and anticipated performance of the Cross Assets, the Partnership expects to generate approximately $10 to $12 million annually of EBITDA with expected maintenance capital expenditures of $1 to $2 million annually. The closing of the Dropdown is subject to standard closing conditions, including the approval of the lenders under MRMC’s credit facility and the approval of the assignment of various regulatory licenses and permits. Closing of the Dropdown is anticipated prior to the end of November 2009.

Also announced yesterday in our filing was a definitive agreement whereby MRMC will invest $20 million in cash into the Partnership in exchange for approximately 715,000 newly-issued common units. In connection with this additional equity investment, our general partner will make a capital contribution to MMLP of $400,000 in order to maintain its 2% general partner interest in MMLP.
Closing of the equity investment is anticipated prior to the end of November 2009 and is subject to standard closing conditions, including the approval of the lenders under MRMC’s credit facility. Total proceeds from the investment and the combined general partner capital contributions is estimated at $21.3 million, and will be used by the Partnership to repay a portion of existing indebtedness under its credit facility. Both the Dropdown and the equity investment have been approved by the conflicts committee, consisting of three independent Directors of Martin Midstream GP LLC, our general partner.
After giving effect to both transactions we have discussed this morning, MRMC will increase its interest in the Partnership to 7.6 million limited partner units, consisting of approximately 6.7 million common units and 900,000 subordinated delayed cash paying units. This represents an approximate 43.9% limited partner interest in MMLP.
Now with that, I would like to hand the call over to Joe McCreery for further discussion about our refinancing efforts.
Joe McCreery — Vice President Finance and Head of Investor Relations
Thank you, Wes. As mentioned today, we’re pleased to announce multiple transactions involving our Partnership. I would now like to layout the planned finance associated with those transactions as it pertains specifically to Martin Midstream Partners and our credit facility.
As you’ve heard today, our Dropdown asset contribution from MRMC is subject to the approval of majority lenders in the MRMC credit facility. We are currently in market with that amendment request, and have given lenders a deadline of tomorrow in which to respond. As of this call, several institutions have responded favorably.
The MRMC amendment is the first step necessary to execute our intended transactions announced yesterday and our overall plan of finance. That amendment among other things allows, one, the release of negative pledge held by the lenders to facilitate the Cross Dropdown. And two, an increased allowance for MRMCs direct investment into the Partnership. This is required to facilitate the $20 million equity injection, the proceeds of which will be used to repay existing indebtedness, as Wes mentioned.
The combination of the Dropdown and the MRMC equity investment are crucial transactions to ensure full compliance with all financial covenants prior to the Partnership refinancing its credit facility, which I’ll explain further in a minute.
First, let me provide some general background on MRMC, the private company that owns our general partner, and its financial position. MRMC is an independent provider of marketing and logistics for hydrocarbon byproducts, namely sulfur and its derivatives, fuel and fuel oil distribution, asphalt, paper mill liquids, and other bulk tank liquids. MRMC also currently owns the naphthenic lube processing assets, Cross Oil, which is the asset contemplated in the Dropdown. In addition to these operating entities, MRMC also currently owns approximately 5.2 million Martin Midstream LP units, representing its largest asset.
I’m pleased to report that MRMC is currently enjoying record profitability year-to-date in 2009. MRMC has seen significantly stronger than anticipated margins in both our Asphalt segment and at Cross. This solid performance and modest leverage provide ample liquidity at MRMC. Accordingly, MRMC is in a position to assist and augment the capital structure of its limited Partnership. As we have conveyed to the market, MRMC remains fully supportive to the Partnership and its growth.
Now to the refinancing, as you may be aware, the Partnership’s $325 million credit facility matures in November of 2010. This credit facility is our primary source of capital and liquidity. It is therefore imperative that we secure an extension amendment or secure a replacement credit facility. We believe the impact resulting from the Dropdown and the equity injection into the Partnership paves the way to a successful refinancing of our credit facilities by strengthening our balance sheet and our liquidity position. As such, we anticipate that the syndication process related to the extension or new facility will commence on or about November 12, at which time we anticipate having the MRMC amendment fully executed. Allowing for adequate response time from the lenders and allowing time for documentation, we envision having the extension amendment or new credit facility executed and in place on or about December 15.
One condition precedent to the closing of the extension of the new credit facility will be the consummation of both the Cross Dropdown contribution and the equity investment, which as you’ve heard, is anticipated before the end of November.
As disclosed earlier, we have engaged Wells Fargo and our existing administrative agent, The Royal Bank of Canada, to act as our lead arranging agents for the purpose of assisting us in securing this extension. In preparation of our deal launch on or about November 12, we have at this time a fully negotiated summary of terms and conditions with the lead banks in preparation for the refinancing.
Finally, I’d like to put my investor relations hat on, and remind all investors current and prospective to join us in Kilgore, Texas headquarters on November 12 at 11 A.M. Central Time or live via webcast link at martinmidstream.com for our Martin Midstream Partners Investor Day. That day, we will have Senior and Executive Management of the Partnership give a presentation and be available for question and answers.
Anthony, this concludes our prepared remarks. We would now like to entertain any questions from those on the phone.
QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Our first question comes from Darren Horowitz with Raymond James.

Darren Horowitz with Raymond James
Hey, guys. Good morning and congratulations on the Dropdown and the equity infusion. Just a couple quick questions. First on Waskom, what’s the processing run rate now? And obviously with the upward bias to the frac spread trend, where do you expect fractionation volumes to ramp into the end of the year?
Ruben Martin — Martin Midstream Partners — CEO
It’s Ruben, right now, we’re at about 255 a day, I believe. We were running at a rate a little bit higher than that. We’re seeing some reduction in that, but it is still good, stable, high liquids content gas that we’re running over there. So we have seen a decrease in volume, but not a decrease in our gross margins at the processing plant.
Darren Horowitz with Raymond James
Okay. Ruben, what would it take you to hedge more?
Ruben Martin — Martin Midstream Partners — CEO
Good question. Hedging in the situation where we are right now, when you look at some of the pricing that we’ve seen out into the future, we have to be very careful as to our competitive nature of the plant. And right now, the plant of course is a situation that we have the best mousetrap in East Texas. We believe we have the best mousetrap and we’ve been able to keep the plant relatively full due to that. But if you get into a hedging situation that makes us noncompetitive in that area and so forth, we could lose volumes to some of the other less efficient plants.
But we’re continually evaluating it. It’s something that’s discussed at our Board of Directors meetings every time we have a meeting and with management. So I believe when the time, we feel like the time is right, then we will put back on some hedges that we’ve taken them off at profitable levels here in the past year.
Darren Horowitz with Raymond James
Okay. Shifting gears over to the marine side of the business, you mentioned about 80% of the inland fleet that’s under term contracts. Can you give us a sense for how many of the barges come up for contract renewal, say over the next six months? And where current negotiations are when you’re trying to balance day rate with term on these contract rollovers?
Robert Bondurant — Martin Midstream Partners — CFO
Yeah, Dan, this is Bob. I think we just have one that’s up rolled over, if I believe I’m right, in October. And I think we have one more tow in early spring. So in the next six months, we really only have one tow rolling over. We did a good job I thought, I think our management did, last year when pricing was really strong, to trade some of that pricing and take lower rates for extended terms, and that’s why it allowed us to be in a good position. And our position is we don’t have that much rolling over in the near term.
Darren Horowitz with Raymond James
Okay. And then just one big picture question. Now with Cross in the fold, organically, how do you plan to grow that business, given its existing footprint over the next couple years, let’s just say?
Ruben Martin — Martin Midstream Partners — CEO
When you say that business, you mean the Cross business?
Darren Horowitz with Raymond James
Yes, specifically Cross.
Ruben Martin — Martin Midstream Partners — CEO
Yes, I think specifically Cross, there are some things that we can do to increase the efficiencies of the processing plant that would increase our levels of lube production. There’s a lot of good consumption that’s coming on in the tire business, where they’re — that will utilize a lot of our naphthenic hydro-treated products. We’re looking at increasing the crucial hydro-treating capacity of the plant at some point in the future, when the market is available, that would allow us to get more specialty products and more niche-type products into the markets. It’s not a capacity thing with a plant like that, it’s more of niche-type specialty product market, and that’s what we plan on working on. We’re also looking at additional ways to get crude at cheaper rates to the refinery. We’re looking at additional product distribution levels at certain levels. So a lot — there’s a lot of good things that can happen at that plant.
Robert Bondurant — Martin Midstream Partners — CFO
I’ll just add one thing to what Ruben said, the biggest low hanging fruit, if I can use that term, is the ability to make a capital investment to namely a new vacuum tower that would take half of our asphalt cut and put it into lubes. And so that’s a $30 to $40 a barrel upgrade in the price of the product. That’s probably the biggest low hanging fruit we have.
Darren Horowitz with Raymond James
Okay. When you guys, when you look at deploying more capital to ramp that initiative, how do you foresee the working capital requirement to grow that business?
Ruben Martin — Martin Midstream Partners — CEO
The working capital requirement to grow that business of course is at the private company at MRMC, and we would have to handle that situation up here with additional credit lines.

Darren Horowitz with Raymond James
Okay. So MMLP is not going to be dealing with having to store any raw input and crude oil or anything else that’s being used at the refinery. So you’re not going to see any ebbs and flows on that facility, correct?
Ruben Martin — Martin Midstream Partners — CEO
That’s correct.
Darren Horowitz with Raymond James
Okay. Thanks guys. I appreciate it.
Robert Bondurant — Martin Midstream Partners — CFO
You bet.
Operator
[Operator Instructions]. Our next question comes from Ron Londe with Wells Fargo.
Ronald Londe with Wells Fargo
Hi, yes. You mentioned that you expected improvement in the sulfur side of the business. Can you give us more insight into that?
Ruben Martin — Martin Midstream Partners — CEO
Yeah, Ron, we believe that some of the pricing on the sulfur business has floored out, it should come back up slightly here in the next few months. I think a lot of it is due to several different factors concerning supply and concerning consumption. So we expect the sulfur business and the volume, and we’re seeing still some pretty good growth in that business from the standpoint of expanding our sulfur processing facilities that turn the sulfur from a molted sulfur into a prill for export. So we’re seeing that export market continue to increase and we fully expect this type of fee based prilling capacity to increase with very minimal capital expenditures now that we have a system set up that is really just an add-on system for that situation.
Robert Bondurant — Martin Midstream Partners — CFO
I’ll add a little bit to that Ron. Because pricing on the Gulf Coast at the refinery on the Gulf Coast has really been negative for a while, we have a certain amount of inventory on — prilled inventory sitting on the pile, Martin Midstream Partners does. We’re basically carrying at zero. There’s no cost in it, if you will, because we were paid to take it away. And as the price increases and moves north, we’ll be able to sell that at market prices that are rising.
Ronald Londe with Wells Fargo

Do you expect that to positively affect the fourth quarter, or is that more of a [inaudible]?
Robert Bondurant — Martin Midstream Partners — CFO
I think there could be some in the fourth quarter, but -
Ruben Martin — Martin Midstream Partners — CEO
It could be pushed into the first quarter.
Robert Bondurant — Martin Midstream Partners — CFO
Correct.
Ruben Martin — Martin Midstream Partners — CEO
We’ll just see.
Ronald Londe with Wells Fargo
Okay.
Robert Bondurant — Martin Midstream Partners — CFO
It’s all about timing and reading, if you will, the tea leaves of the market and where it’s going to go in the first quarter, which we still think is increasing pricing.
Ronald Londe with Wells Fargo
Okay. On the terminaling side of the business, after you add the Cross operation, can you give us an idea of the percentage that’s going to be allocated to sulfur and asphalt in Cross, from the standpoint of how the revenue is going to fall out?
Ruben Martin — Martin Midstream Partners — CEO
I would say, from a terminalling and storage standpoint, to make sure I understand your question correctly, Ron, we expect it to be north of 40% of the overall operating cash flows of MMLP.
Robert Bondurant — Martin Midstream Partners — CFO
But I’ll add, just so you know, the terminaling revenue should increase about $30 million a year and the operating expenses about $20 million a year.
Ronald Londe with Wells Fargo
All right. Okay. Thank you.

Operator
And it appears we have no further questions at this time. I would like to turn the conference back over to our speakers for any additional closing remarks.
Ruben S. Martin, President and Chief Executive Officer
All right, we thank you. This is Ruben. Again, we see the benefits of our diverse nature of our operating model. And as we expect in the fourth quarter, we expect pricing improvement in at least two of our segments. So we’re excited to announce the Cross Dropdown transaction, which will add our $10 to $12 million of cash flow, and continue to push the Partnership forward towards a fee-based type model, which we believe benefits our unit holders and our ability to make distributions.
We thank everybody for their time, and we appreciate your interest in Martin Midstream Partners. Thank you.
Operator
Operator: That does conclude today’s conference. Thank you for your participation.